UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2022

RACKSPACE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Fanatical Place City of Windcrest San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2022, Timothy Campos, a member of the Board of Directors (the “Board”) of Rackspace Technology, Inc. (the “Company”), notified the Company of his intention to resign from the Board effective immediately. Mr. Campos resigned to avoid any potential future conflicts of interest and due to increased time commitments related to his role as Chief Information Officer at Apple, Inc. Mr. Campos’ departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a part of organizational alignment, the Company has decided to separate the Chief Legal Officer and Chief People Officer roles. With this change, on December 16, 2022, the Company announced Holly Windham, the Company’s Executive Vice President, Chief Legal and People Officer and Corporate Secretary, will be departing from the Company. Ms. Windham will transition her duties as Chief People Officer effective immediately. Upon the date of the appointment of a successor Chief Legal Officer, Ms. Windham is expected to depart from such role at a mutually agreeable date, no later than February 28, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Amar Maletira
	Name:	Amar Maletira
	Title:	Chief Executive Officer

Date: December 16, 2022